August 11, 2005

Mr. Louis Capuano
ThermaSource, Inc.
725 Farmers Lane Suite #8
Santa Rosa CA 95405

          Re: Letter of Agreement for California Geothermal Venture

Dear Lou,

          This document will formalize our discussions and confirm our mutual agreement in regards to Encore forming a Joint Venture Limited Liability Corporation or Limited Liability Partnership (the “JV”) with ThermaSource Inc. to develop Encore’s Magnetic Piston Generator (“MPG”) and thermal hydraulic Heat Seeker heat conversion technologies in the Field of Use of “Geothermal and Hydrothermal” applications exclusively in the State of California.

The purpose of the JV is to install Encore’s geothermal heat and pressure recovery technologies in both new and existing geothermal wells and geothermal facilities in California, generating clean energy revenues that the JV may share, under various conditions, with local geothermal resource owners.

Encore and ThermaSource hereby agree as follows:

1.

Encore agrees to sub-license, on an exclusive basis, in the territory of the State of California, any and all of its patent, copyright or other such intellectual property rights, which Encore has in the MPG and HeatSeeker under the Encore Hunt License Agreement, to a Limited Liability Corporation (LLC) or Limited Liability Partnership (LLP) to be formed between Encore and ThermaSource (the “JV”).

2.

The JV shall own the exclusive rights to exploit and sub-license the MPG in the Field of Use of “Geothermal and Hydrothermal energy conversion” within the State of California as its exclusive territory.

3.

ThermaSource will contribute its engineering and technical expertise in drilling, constructing and operating geothermal facilities to the JV, for which ThermaSource shall receive an ownership interest in the JV equal to fifteen percent (15%). ThermaSource shall have the right to nominate one member of the five member board of directors or board of managers set up to manage the JV.

4.

In consideration of exclusively assigning its rights in the MPG and HeatSeeker for geothermal applications in California to the JV, Encore shall receive an ownership interest in the JV equal to eighty-five percent (85%). Encore shall have the right to nominate four members of the five member board of directors or board of managers set up to manage the JV.

5.

Encore will initially fund, or compensate third-party Investors for funding, the first round of financing of the JV out of Encore’s 85% ownership interest in the JV, with all parties thereafter subject to equal pro-rata dilution for subsequent rounds of financing.

6.

Louis Capuano shall be appointed as the “Managing Director” of the LLC or LLP, and upon satisfactory financing of the LLC or LLP, of a minimum of $500,000, he will be paid a Minimum Consulting Fee of five thousand dollars ($5000.00) per month by the LLC or LLP for an initial term of three (3) years. Once the LLC achieves net revenues in any year, this monthly fee will be increased to a minimum of ten thousand ($10,000.00) per month.

7.	Until such time as the JV negotiates its own insurance liability policy, ThermaSource shall make the JV a party to ThermaSource’s current insurance liability and indemnification policy to protect the JV as and when the JV performs, or pays ThermaSource to perform, any geothermal-related field activities that require such insurance coverage or indemnification.

8.

On behalf of and at the expense of the JV, Lou Capuano will represent the interests of the JV in negotiating a final agreement with, and fulfilling all of the conditions of that certain major geothermal facility owner in The Geysers, who confirmed their offer in a July 5, 2005 letter to ThermaSource, to conditionally allow Encore to install and test the HeatSeeker in one of their observation test wells.

          Our signatures below constitute the basic terms of the Agreement between you and Encore. The terms outlined in this letter, as well as all necessary SEC or other such regulatory filings, will be prepared and formalized by the Company’s lawyers within 30 business days.

Sincerely,
Encore Clean Energy, Inc.

/s/ Dan Hunter
Dan Hunter
CEO

Accepted and Agreed to this 11th Day of August, 2005

ThermaSource, Inc.:

/s/ Louis Capuano
Louis Capuano